As filed with the Securities and Exchange Commission on March 13, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

BALDOR ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Missouri	43-0168840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5711 R.S. Boreham, Jr. St. Fort Smith, Arkansas	72901
(Address of principal executive offices)	(Zip Code)

BALDOR ELECTRIC COMPANY

EMPLOYEES’ PROFIT SHARING AND SAVINGS PLAN

RONALD E. TUCKER

President, Chief Operating Officer and Secretary

Baldor Electric Company

5711 R.S. Boreham, Jr. St.

Fort Smith, Arkansas 72901

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (479) 646-4711

Copies to

Robert A. LaRose

Thomas E. Proost

Thompson Coburn LLP

One US Bank Plaza

St. Louis, MO 63101

Tel.: (314) 552-6000

Fax.: (314) 552-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒    Accelerated filer  ☐

Non-accelerated filer  ☐    Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.10 par value, and associated Common Stock Purchase Rights	5,000,000 shares	$26.67	$133,350,000	$5,240.66

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Employees’ Profit Sharing and Savings Plan. Pursuant to Rule 457(h)(2), no separate fee is required with respect to the plan interests.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement registers such indeterminate number of additional shares and associated Common Stock Purchase Rights as may be issued in connection with share splits, share dividends or similar transactions.

(3)

Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of common stock, $0.10 par value, of the Company as reported on the New York Stock Exchange on March 10, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents of Baldor Electric Company (the “Company”), previously filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) (1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”).

(2)	Annual Report for The Baldor Electric Company Employees’ Profit Sharing and Savings Plan (the “Plan”) on Form 11-K for the year ended December 31, 2006, filed pursuant to Section 15(d) of the Exchange Act.

(c) (1)	The description of the Company’s Common Stock, $.10 par value, as contained in the Registration Statement of Form S-3 filed on July 10, 2007, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

(2)	The description of the Company’s Common Stock Purchase Rights, as contained in the Registration Statement on Form 8-A filed May 16, 1988, pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including annual reports on Form 11-K which may be deemed to be filed by the Plan, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Where any document or part thereof is incorporated by reference in this Registration Statement, the Company will provide without charge to each person to whom a Prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 4.	Description of Securities.

Not applicable

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of shares of Common Stock pursuant to the Plan is being opined upon to the Company by the law firm Thompson Coburn LLP, St. Louis, Missouri. Richard E. Jaudes, a director of the Company, is a partner of Thompson Coburn LLP, which has provided legal services to the Company in the past and is expected to provide legal services to the Company in the future.

Item 6.	Indemnification of Directors and Officers.

Pursuant to Mo. Rev. Stat. 351.355, a company incorporated under the laws of the State of Missouri may indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred as a result of civil, criminal, administrative or investigative proceedings threatened or pending against such parties (other than such actions by or in the right of the corporation) if the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of the corporation, the corporation may indemnify directors and officers against expenses, including attorneys’ fees and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct, unless and only to the extent that the court in which such action is brought determines the person is entitled to indemnification.

Section 357.355 allows a corporation to adopt provisions in its articles of incorporation or bylaws or to enter into agreements (which bylaws or agreements have been adopted by the shareholders) which provide for indemnity of the corporation’s officers and directors based on a lower standard of conduct, except for knowingly fraudulent, deliberately dishonest or willful misconduct.

In addition, under Missouri law, the Company may purchase and maintain insurance on behalf of its officers and directors for any liability incurred by such parties in connection with their status as an officer or director of the Company, regardless of whether the Company would have the power under Missouri law to indemnify its officers or directors against such liability.

Article Ten of the Company’s Restated Articles of Incorporation, as amended, provides that the Company shall indemnify its officers and directors in all actions, whether derivative, nonderivative, civil, criminal, administrative or investigative, if such party’s conduct is not finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. This is a lower standard than that set forth in the statute. The Company also maintains directors’ and officers’ liability insurance which protects each director or officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by Article Ten of the Company’s Restated Articles of Incorporation, as amended.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Smith, State of Arkansas, on March 13, 2008.

BALDOR ELECTRIC COMPANY

By	/s/ Ronald E. Tucker
Ronald E. Tucker
President, Chief Operating Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John A. McFarland and Ronald E. Tucker the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 with respect to the Baldor Electric Company Employees’ Profit Sharing and Savings Plan, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John A. McFarland	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)	March 13, 2008
John A. McFarland

/s/ Ronald E. Tucker	President, Chief Operating Officer, Secretary and Director	March 13, 2008
Ronald E. Tucker

/s/ George E. Moschner	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	March 13, 2008
George E. Moschner

/s/ Jefferson W. Asher, Jr.	Director	March 13, 2008
Jefferson W. Asher, Jr.

/s/ Merlin J. Augustine, Jr.	Director	March 13, 2008
Merlin J. Augustine, Jr.

/s/ Richard E. Jaudes	Director	March 13, 2008
Richard E. Jaudes

/s/ Jean A. Mauldin	Director	March 13, 2008
Jean A. Mauldin

/s/ Robert J. Messey	Director	March 13, 2008
Robert J. Messey

/s/ Robert L. Proost	Director	March 13, 2008
Robert L. Proost

/s/ R. L. Qualls	Director	March 13, 2008
R. L. Qualls

/s/ Barry K. Rogstad	Director	March 13, 2008
Barry K. Rogstad

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Baldor Electric Company Employees’ Profit Sharing and Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on March 13, 2008.

BALDOR ELECTRIC COMPANY
EMPLOYEES' PROFIT SHARING AND SAVINGS PLAN

By	BALDOR ELECTRIC COMPANY
(as Plan Administrator)

By	/s/ Ronald E. Tucker
Ronald E. Tucker
President, Chief Operating Officer and Secretary

EXHIBIT INDEX

Exhibit No.
4.1 *	Articles of Incorporation, as restated and amended, of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 1998.

4.2 *	By-Laws, as amended, of the Company, incorporated herein by reference to Exhibit 3(ii) to the Company’s Annual Report on Form 10-K for the year ended December 29, 2007.

4.3 *	Rights Agreement, dated May 6, 1988, between the Company and Wachovia Bank of North Carolina, N.A. (formerly Wachovia Bank & Trust Company, N.A.), as Rights Agent, originally filed as Exhibit 1 to the Company’s Current Report on 8-K dated May 13, 1988, and refiled as Exhibit 4(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994.

4.4 *	Amendment Number 1 to the Rights Agreement, dated February 5, 1996, filed as Exhibit 2 to the Company’s Registration Statement on Form 8-A/A dated March 21, 1996.

4.5 *	Amendment Number 2 to the Rights Agreement, dated June 1, 1999, filed as Exhibit 4(i)(c) to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 1999.

5.1	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of BKD, LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Thompson Coburn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page hereto).

*	Previously filed

The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.